CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated April 21, 2011, relating to the financial statements and financial highlights which appear in the February 28, 2011 Annual Reports to Shareholders of Columbia Convertible Securities Fund, Columbia Small Cap Growth Fund II, Columbia Large Cap Index Fund and Columbia Small Cap Index Fund which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts

November 15, 2011